Exhibit 10.58
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
          This Second Amendment to Employment Agreement (“Second Amendment”) is made and entered on May 22, 2008, by and between ProxyMed, Inc., a Florida corporation d/b/a MedAvant Healthcare Solutions (“Company”) and LONNIE W. HARDIN (“Employee”).
RECITALS
          WHEREAS, Company and Employee entered into an Employment Agreement dated March 29, 2001, (“Agreement”); and
          WHEREAS, the Agreement was amended on March 8, 2005, to provide for a Retention Bonus in the event a Strategic Transaction, including, but not limited to, a Change of Control, is accomplished (“First Amendment”); and
          WHEREAS, the parties wish to provide the Employee with certain additional benefits upon a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee intending to be legally bound agree as follows:
     1. Section 5f), Change in Control, of the Agreement is deleted. Section 6a), a Covenant of Employee restricting competition, of the Agreement is deleted.
     2. “Change of Control” shall have the same meaning as the term is defined in Employee’s Stock Option Agreement.
     3. “Constructive Termination” shall be deemed to occur only under the following limited circumstances: (i) the Employee is not given a bona fide offer to become an Employee of the successor corporation within ninety (90) days after the completion of the Change of Control; (ii) within the first twelve (12) months after the completion of the Change of Control, the Employee is given a bona fide offer to become an Employee of the successor corporation and any one or’ more of the following conditions exist; (a) at a reduced base salary from that immediately preceding the transaction, (b) the position offered is of a diminished capacity or reduction of responsibility as determined solely by the Employee, (c) the Employee’s primary place of work is changed to a location deemed undesirable solely by the Employee, and (iii) within the ninety (90)-day period immediately following the foregoing, Employee elects to terminate his or her employment voluntarily; provided however that such termination shall not be effective until thirty (30) days after notice is given or such earlier date as is acceptable to successor corporation.
     4. “Termination in Anticipation of Change of Control” shall be deemed to occur only under the following limited circumstances: The Employee’s employment with the Company is terminated for any reason (other than pursuant to Section 5b), Termination for Cause, of the Agreement) by the Company, and the Company signs a contract for a Change of Control not more than one hundred eighty (180) days after such termination.
     5. In the event that the Company undergoes a Change of Control, and the Employee’s employment with the Company is terminated for any reason (other than pursuant to Section 5b), Termination for Cause, of the Agreement) by the Company or the successor corporation or by the Employee as the result of a Constructive Termination by the Company or the successor corporation or a Termination in Anticipation of Change of Control has occurred, then, Employee shall execute a full and complete release of any and all claims against the Company and the successor corporation in a form to be provided by the Company or the successor corporation, in which event Employee shall be entitled to and shall receive, and the Company shall pay: (i) An amount equal to Employee’s Base Salary as of the date of termination for twelve (12) months commencing on the effective date of termination payable ill accordance with the Company’s customary payroll practices; plus (ii) all accrued Paid Time Off (PTO) not already taken and a pro rata portion of any bonus compensation which would have been paid to Employee under any bonus plan; plus (iii) the continuation of all of Employee’s benefits through COBRA or otherwise, including, without limitation, all insurance plans, for twelve (12) months commencing on the effective date of termination; plus (iv) any unvested options shall be vested as of the date of the Change of Control.
     6. Paragraph (i) of Section 5.c “Termination Without Cause,” of the Agreement is deleted and is replaced by a new Paragraph (i) that reads, “(i) An amount equal to Employee’s Base Salary as of the date of termination for twelve (12) months commencing on the effective date of termination payable in accordance with the Company’s customary payroll practices; plus”.
     7. Paragraph (ii) of Section 5.c “Termination Without Cause,” oftbe Agreement is deleted and is replaced by a new Paragraph (ii) that reads, “(ii) all accrued Paid Time Off (PTO) not already taken and a pro rata portion of any bonus compensation which would have been paid to Employee under any bonus plan; plus”.
     8. Paragraph (iii) of Section 5.c “Termination Without Cause,” of the Agreement is deleted and is replaced by a new Paragraph (iii) that reads, “(iii) the continuation of all of Employee’s benefits through COBRA or otherwise, including, without limitation, all insurance plans, for twelve (12) months commencing on the effective date of termination; plus”.
     9. The conjunction and letter and parenthesis “and e)” immediately before “any failure on the part of any successor or assign of the Company to assume and timely perform all the Company’s obligations under this Agreement” in the eleventh line of Section 5e), Termination For Good Reason”, of the Agreement are deleted, and the deletion is replaced by “e) Employee’s primary place of work is changed to a location deemed undesirable solely by the Employee; or f)”.
     10. In the event of any conflict between the terms and conditions of this Second Amendment and those of the Agreement, then the terms and conditions of this Second Amendment shall take precedence over those of the Agreement or First Amendment, but only to the extent of the conflict. Except as expressly modified herein, all other terms and conditions of the Agreement and First Amendment shall remain the same with full force and effect. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement and First Amendment.
     IN WITNESS WHEREOF, each of the parties has executed this Second Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	EMPLOYEE

By: /s/ Peter E. Fleming, III Signature	By: /s/ Lonnie W. Hardin Signature

Title: Interim Chief Executive Officer	Print Name:	Lonnie Hardin

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